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                    [GLOBAL POWER EQUIPMENT GROUP LETTERHEAD]


                                                                    Exhibit 99.1





Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, DC

         Re: Temporary Note 3T

Ladies and Gentlemen:

         Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Arthur Andersen LLP ("Andersen") has represented to Global Power Equipment Group Inc. (the "Company") that Andersen's audit of the Company's consolidated balance sheets and the related consolidated statements of income (loss), comprehensive income (loss), stockholders' equity (deficit) and cash flows for the three years in the period ended December 29, 2001, was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

                                         Global Power Equipment Group Inc.


                                         By: /s/ Michael Hackner
                                                Michael Hackner
                                                Chief Financial Officer and
                                                 Vice President of Finance